                                                                    EXHIBIT 2.01


                            STOCK PURCHASE AGREEMENT

                                     between


                                 WATERLINK, INC.

                                   "Purchaser"

                                       and

                               PHILIP A. THOMPSON


                                       and


                             LaSALLE NATIONAL BANK,
                  not in its individual or corporate capacity,
                          but solely as Trustee of the
                           HYCOR CORPORATION EMPLOYEE
                              STOCK OWNERSHIP TRUST

                                    "Sellers"


                          CONCERNING THE ACQUISITION OF
                        ALL OF THE OUTSTANDING SHARES OF

                                HYCOR CORPORATION



                               September 30, 1997

                                TABLE OF CONTENTS
                                -----------------

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                                                                                          PAGE

ARTICLE I PURCHASE PRICE OF SHARES; MANNER OF PAYMENT........................................2
   1.1 PURCHASE PRICE OF THE SHARES..........................................................2
   1.2 MANNER OF PAYMENT.....................................................................2
   1.3 EARN-OUT..............................................................................3
ARTICLE II REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THOMPSON............................6
   2.1 ORGANIZATION AND STANDING.............................................................6
   2.2 CONFLICTS; CONSENTS...................................................................6
   2.3 CAPITAL STOCK.........................................................................7
   2.4 TITLE TO SHARES; INVESTMENTS OF THE CORPORATION.......................................7
   2.5 OUTSTANDING OPTIONS AND WARRANTS......................................................7
   2.6 BUSINESS RELATIONS....................................................................8
   2.7 REAL PROPERTY.........................................................................8
   2.8 TITLE TO AND CONDITION OF ASSETS......................................................9
   2.9 FINANCIAL STATEMENTS.................................................................10
   2.10 ABSENCE OF CERTAIN CHANGES..........................................................10
   2.11 ABSENCE OF UNDISCLOSED LIABILITIES..................................................12
   2.12 TAXES...............................................................................12
   2.13 INDEBTEDNESS TO OFFICERS, DIRECTORS AND SHAREHOLDERS................................14
   2.14 [ARTICLES] [CERTIFICATE] OF INCORPORATION AND [BYLAWS] [REGULATIONS]................14
   2.15 CORPORATE MINUTES...................................................................14
   2.16 BROKERAGE AND FINDER'S FEES.........................................................14
   2.17 ACCOUNTS RECEIVABLE.................................................................14
   2.18 EMPLOYMENT MATTERS..................................................................14
   2.19 NO DEFAULTS.........................................................................15
   2.20 MATERIAL CONTRACTS..................................................................15
   2.21 PURCHASE ORDERS.....................................................................16
   2.22 INDEBTEDNESS........................................................................16
   2.23 LITIGATION..........................................................................16
   2.24 INSURANCE...........................................................................17
   2.25 TRANSACTIONS WITH OFFICERS, ETC.....................................................17
   2.26 EMPLOYEES...........................................................................17
   2.27 TRADEMARKS, COPYRIGHTS AND SIMILAR MATTERS..........................................18
   2.28 EMPLOYEE BENEFIT PLANS AND OTHER PLANS..............................................19
   2.29 ENVIRONMENTAL MATTERS...............................................................21
   2.30 BANK ACCOUNTS.......................................................................25
   2.31 COMPLIANCE WITH LAWS................................................................25
   2.32 POWERS OF ATTORNEY..................................................................26
   2.33 LICENSES AND RIGHTS.................................................................26
   2.34 SCHEDULE OF GOVERNMENT REPORTS......................................................26
   2.35 PRODUCTS............................................................................26
   2.36 CASUALTY OCCURRENCES................................................................26
   2.37 INVENTORY...........................................................................27
   2.38 CAPITAL EXPENDITURE PLANS...........................................................27
   2.39 MATERIAL MISSTATEMENTS OR OMISSIONS.................................................27
   2.40 EMPLOYMENT AGREEMENT................................................................27
   2.41 LEASE...............................................................................27
   2.42 INVESTMENT LETTER...................................................................27
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
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
ARTICLE II A REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE ESOP.........................27
   2.1A CONFLICTS; CONSENTS.................................................................27
   2.2A TITLE TO SHARES; INVESTMENTS OF THE CORPORATION.....................................28
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................................28
   3.1 ORGANIZATION.........................................................................28
   3.2 CAPITALIZATION.......................................................................28
   3.3 CORPORATE AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION.....................29
   3.4 CONSENTS AND APPROVALS; NO VIOLATIONS................................................29
   3.5 SEC REPORTS AND FINANCIAL STATEMENTS.................................................30
   3.6 ABSENCE OF CERTAIN CHANGES...........................................................31
   3.7 NO DEFAULT...........................................................................31
ARTICLE IV CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.................................31
   4.1 REPRESENTATIONS TRUE.................................................................31
   4.2 ALL CONSENTS OBTAINED................................................................32
   4.3 PERFORMANCE AND OBLIGATIONS..........................................................32
   4.4 RECEIPT OF DOCUMENTS BY PURCHASER....................................................32
   4.5 NO LITIGATION........................................................................33
   4.6 EMPLOYMENT AGREEMENT.................................................................33
   4.7 DELIVERY OF BOOKS AND RECORDS........................................................33
   4.9 REAL PROPERTY LEASE..................................................................33
   4.10 INVESTMENT LETTER...................................................................33
ARTICLE V CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS....................................33
   5.1 REPRESENTATIONS TRUE.................................................................33
   5.2 RECEIPT OF DOCUMENTS BY SELLERS......................................................33
   5.3 NO LITIGATION........................................................................34
   5.4 REAL PROPERTY LEASE..................................................................34
   5.5 EMPLOYMENT AGREEMENT.................................................................35
   5.6 BONUS PLAN...........................................................................35
ARTICLE VI CLOSING..........................................................................35
ARTICLE VII TERMINATION OF AGREEMENT........................................................35
ARTICLE VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; DISPUTES..........36
   8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES...........................................36
   8.2 SELLERS' INDEMNIFICATION.............................................................36
   8.3 DEFENSE OF CLAIM.....................................................................38
   8.4 PURCHASER'S INDEMNIFICATION..........................................................38
   8.5 INDEMNIFICATION BASKET...............................................................39
   8.6 LIMITATION ON INDEMNIFICATION........................................................39
ARTICLE X ASSIGNMENT, THIRD PARTIES, BINDING EFFECT.........................................39
ARTICLE X ASSIGNMENT, THIRD PARTIES, BINDING EFFECT.........................................39
ARTICLE XI EXPENSES.........................................................................40
ARTICLE XII NOTICES.........................................................................40
ARTICLE XIII REMEDIES NOT EXCLUSIVE.........................................................41
ARTICLE XIV NON-COMPETITION.................................................................42
   14.1 NON-COMPETITION AGREEMENT...........................................................42
   14.2 DISCLOSURE OF CONFIDENTIAL INFORMATION..............................................43
ARTICLE XV MISCELLANEOUS....................................................................43
   15.1 COUNTERPARTS........................................................................43
   15.2 CAPTIONS AND SECTION HEADINGS.......................................................43
   15.3 WAIVERS.............................................................................44
   15.4 RIGHT OF INSPECTION.................................................................44
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
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

   15.5 AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS............................................44
   15.6 ENTIRE AGREEMENT....................................................................44
   15.7 GOVERNING LAWS......................................................................44
   15.8 KNOWLEDGE...........................................................................44
   15.9 PRESS RELEASES......................................................................44
   15.10 RELEASE OF GUARANTY................................................................45
   15.10 ESOP PLAN TRUSTEE..................................................................45

                            STOCK PURCHASE AGREEMENT


       THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made this 30th day of September, 1997, among Waterlink, Inc., a Delaware corporation ("Purchaser"), Philip A. Thompson ("Thompson") and LaSalle National Bank, not in its individual or corporate capacity, but solely as Trustee of the Hycor Corporation Employee Stock Ownership Trust (the "ESOP", and together with Thompson, collectively referred to herein as "Sellers"), the shareholders of Hycor Corporation, a Delaware corporation (the "Corporation").

                                R E C I T A L S:
                                - - - - - - - -

       A. Sellers own all the issued and outstanding shares of capital stock of the Corporation.

       B. On the terms and subject to the conditions of this Agreement, and subject to the performance by the parties of their respective obligations under this Agreement, Sellers desire to sell, and Purchaser desires to purchase, all of the issued and outstanding shares of capital stock of the Corporation at the Closing (as hereinafter defined) for the purchase price described in Article I of this Agreement.

       NOW, THEREFORE, Purchaser and Sellers, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                    ---------

                   PURCHASE PRICE OF SHARES; MANNER OF PAYMENT
                   -------------------------------------------

       1.1 PURCHASE PRICE OF THE SHARES. On the terms and subject to the conditions of this Agreement, the Sellers shall, with all transfer taxes of any kind prepaid, convey, assign and transfer to Purchaser at the Closing all of the Shares (as defined in Section 2.3), free and clear of all liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever. Purchaser shall purchase all of the Shares for an aggregate purchase price of Fifteen Million Five Hundred Thousand Dollars ($15,500,000.00) plus the Earn-Out Payments (as defined below), if any (the "Purchase Price"). The Purchase Price will be paid to Sellers in the manner set forth in Section 1.2 below.

       1.2    MANNER OF PAYMENT. The Purchase Price will be paid as follows:

              (a)Cash in the amount of Seven Million Six Hundred and Thirty-Three Thousand Dollars ($7,633,000.00) will be paid to Thompson at the Closing, and cash in the amount of Four Million Eight Hundred and Sixty-Seven Thousand Dollars ($4,867,000.00) will be paid to the ESOP at the Closing, in each case by wire transfer to an account designated by each of Thompson and the ESOP, as applicable.

              (b) At the Closing, Purchaser will issue to Thompson Purchaser's subordinated convertible promissory note (the "Subordinated Note") in the form of EXHIBIT "A" to this Agreement, dated as of the Closing Date and payable to Thompson in the aggregate principal amount of Two Million Two Hundred and Fifty Thousand Dollars ($2,250,000.00), which will be convertible into shares of Common Stock of Purchaser, par value $.001 per share ("Purchaser Common Stock") at $4.00 over the closing price of the Purchaser Common Stock on the New York Stock Exchange Inc. ("NYSE") on the Trading Day (as defined in Section 8.2) prior to the Closing Date.

              (c) The maximum number of shares of Purchaser Common Stock having an aggregate value of not more than Seven Hundred and Fifty Thousand Dollars ($750,000.00), valued at the closing price of the Purchaser Common Stock on the NYSE on the Trading Day prior to the Closing Date, to be issued to Thompson as soon as practicable after the Closing Date. In addition, to the extent that the closing price of the Purchaser Common Stock on the NYSE on January 30, 1998 is less than the closing price of the Purchaser Common Stock on the NYSE on the Trading Day prior to the Closing Date by more than twenty percent (20%), Purchaser will issue to Thompson, as soon as practicable after January 30, 1998, a number of additional shares of Purchaser Common Stock such that the aggregate value of such shares, together with the shares of Purchase Common Stock to be delivered pursuant to the preceding sentence, will have an aggregate value of Seven Hundred and Fifty Thousand Dollars ($750,000.00) on January 30, 1998.

              (d) Subsequent to the Closing, Purchaser will pay to Sellers the Earn-Out Payments referred to in Section 1.3 below, if any, in the maximum amount of One Million Dollars ($1,000,000). Purchaser shall pay Thompson 68.6% of any such Earn-Out Payment, and shall pay the ESOP the remaining 31.4%.

       1.3    EARN-OUT.

              (a) In addition to the payments referred to in Section 1.2 above and with respect to Purchaser's fiscal year ending September 30, 1998 (the "Earn-Out Period"), Purchaser shall pay to Sellers the aggregate amount set forth below (the "Earn-Out Payment") based on the adjusted earnings before interest and taxes ("Adjusted EBIT") (as more fully defined below) of the Corporation. The Earn-Out Payment, if any, shall be paid to Sellers within fifteen (15) days following the completion of the audited financial statements for the Earn- Out Period. Upon paying the Earn-Out Payment, Purchaser shall deliver to each of the Sellers, (i) the Corporation's financial statements covering the respective fiscal year during the Earn-Out Period, and (ii) a statement setting forth the computation and amount of Adjusted EBIT for the Earn-Out Period (the "Earn-Out Statement").

              (b) "Adjusted EBIT" for any period of determination shall mean the earnings before interest (expense or income) and federal, state and local income taxes of any nature whatsoever of the Corporation and determined as if the Corporation was an independent corporate entity whether or not it is subsequently merged into another entity or other businesses or assets not relating to the Corporation are operated or acquired by the Corporation, determined in accordance with generally accepted accounting principals consistently applied, from period to period, based on the Financial Statements (defined below) at the Closing. Adjusted EBIT for the Earn-Out Period shall be determined in a manner consistent with the Financial Statements as defined in Section 2.9 herein. In determining Adjusted EBIT for purposes of this Section 1.3, no effect shall be given to (i) expenses allocated by Purchaser or any other direct or indirect parent corporation of the Corporation unless such expenses (A) are comparable to and replace expenses incurred by the Corporation prior to the Closing or (B) are incurred for sales, marketing, product development or similar purposes which provide commensurate benefits to the Corporation's operations, (ii) expenses incurred in connection with new projects or ventures outside the normal course of business, (iii) expenses incurred as a result of long-term investments made by the Corporation during the Earn-Out Period, or (iv) goodwill expenses, depreciation or amortization resulting from the purchase of the Shares hereunder. In determining Adjusted EBIT for purposes of this Section 1.3, the Corporation shall receive credit for all sales by the Corporation within Purchaser's affiliated group at the Corporation's historical margins for such sales. In determining Adjusted EBIT for purposes of this
       Section 1.3, the parties shall deduct any amounts owed to Purchaser pursuant to Article VIII hereof at the time of such calculation. In addition, for purposes of calculating Adjusted EBIT, the President of the Corporation may adjust the amounts of any vacation or warranty accruals with respect to the Earn-Out Period, so long as such adjustments are done in accordance with generally accepted accounting principals. It is the intent of the parties that Adjusted EBIT, determined for purposes of computing the Earn-Out Payments, be an equitable measurement of the performance of the business of the Corporation being acquired hereby, without giving effect to extraordinary revenues and expenses associated with the operation of such business by Purchaser after the Closing, and giving effect to the manner in which the business of the Corporation was conducted prior to the Closing, and each party agrees to cooperate in good faith toward the determination of Adjusted EBIT in a manner consistent with such intent.

              (c) The Earn-Out Payment shall equal zero if Adjusted EBIT is less than One Million Nine Hundred Thousand Dollars ($1,900,000.00). In the event Adjusted EBIT equals or exceeds One Million Nine Hundred Thousand Dollars ($1,900,000.00), then the Earn-Out Payment shall equal (i) Five Hundred Thousand Dollars ($500,000.00) PLUS (ii) the amount by which Adjusted EBIT exceeds One Million Nine Hundred Thousand Dollars ($1,900,000.00); PROVIDED, HOWEVER, that the maximum Earn-Out Payment to be paid pursuant to this Section 1.3 shall be One Million Dollars ($1,000,000.00).

              In the event that Adjusted EBIT for the Earn-Out Period exceeds Two Million Four Hundred Thousand Dollars ($2,400,000.00), then, in addition to the Earn-Out Payment, Purchaser will grant options to purchase an aggregate of Thirty Thousand (30,000) shares of Purchaser Common Stock, to employees of the Corporation to be designated by the President of the Corporation and agreed to by Purchaser's Compensation Committee; provided, however, that at least 10,000 of such options shall be granted to Thompson. Such options would be granted as soon as practicable after such concurrence by Purchaser's Compensation Committee at the fair market value of Purchaser Common Stock on the date of grant, all in accordance with the provisions of Purchaser's 1997 Omnibus Incentive Plan and having such other provisions as such Compensation Committee determines.

              (d) Each of Thompson and the ESOP shall have thirty (30) days from the date the Earn-Out Statement is received by Sellers to furnish Purchaser with a letter requesting access to the books and records of the Corporation necessary to compute Adjusted EBIT and upon receipt of such request, Purchaser shall promptly make available such books and records to Sellers. Sellers shall have thirty (30) days after such access is granted to furnish Purchaser with a letter setting forth those items with which they disagree and the reasons for each such disagreement. Sellers and Purchaser shall promptly seek to reconcile any such disagreement. If Sellers and Purchaser fail to reach an agreement within thirty (30) days of receipt by Purchaser of such letter, then the independent accounting firm of Peat Marwick, LLP ("KPMG") (subject to the sentence below) shall be retained by Purchaser and Sellers to settle any remaining disagreement, and the decision of said firm shall be final and binding on all parties to this Agreement. In the event KPMG is unable to fulfill the role for which it is retained pursuant to the preceding sentence, then Sellers, on the one hand, and Purchaser, on the other hand, shall each designate one (1) independent public accounting firm and the firms so designated shall select an independent public accounting firm and the decision of said firm shall be final and binding on all parties to this Agreement. The fees of all accounting firms involved shall be paid by the party which fails to prevail with respect to the dispute. For purposes of this paragraph, in the event the amount of Adjusted EBIT as finally determined is greater by more than ten percent (10%) than the amount of Adjusted EBIT initially determined by Purchaser, Sellers shall be the prevailing party. In all other cases, Purchaser shall be the prevailing party. The payment of the portion of the Earn-Out Payment in dispute, if any, or overpayment due to Purchaser, if any, as the case may be, ultimately determined (pursuant to the procedures set forth in this paragraph) to be due Sellers or Purchaser shall be made within fifteen
       (15) days of such determination.

                                   ARTICLE II
                                   ----------

             REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THOMPSON
             ------------------------------------------------------

Thompson represents and warrants to, and agrees with, Purchaser as follows:

       2.1    ORGANIZATION AND STANDING.

              (a) Each of the Corporation and each of its subsidiaries (the "Subsidiaries"), each of which is listed on the attached SCHEDULE 2.1, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on the Corporation and its Subsidiaries, taken as a whole. The Corporation and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on the Corporation and its subsidiaries, taken as a whole.

              (b) Set forth on SCHEDULE 2.1 is a true and correct list of all jurisdictions in which the Corporation and each Subsidiary is qualified to do business as a foreign corporation in each jurisdiction where it owns or leases property.

       2.2    CONFLICTS; CONSENTS.

              (a) Except as set forth on SCHEDULE 2.2, the execution, delivery and consummation of this Agreement by Thompson (i) does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement or any other restriction to which Thompson or the Corporation is a party or to which Thompson is subject or bound or to which the Corporation or any of its assets are subject or bound; (ii) will not result in the creation of any lien or other charge upon any assets of the Corporation; and (iii) will not result in any acceleration or termination of any loan or security interest agreement to which the Corporation is a party or to which the Corporation or any of its assets is subject or bound; in each case except, individually or in the aggregate, where such default, lien, charge, acceleration or termination would not have a material adverse effect on the financial condition of the Corporation and its subsidiaries taken as a whole, or on the ability of the parties to consummate the transactions contemplated by this Agreement.

              (b) Except as may be listed on SCHEDULE 2.2, no approval or consent of any person, firm or other entity or governmental body is or was required to be obtained by Thompson, the ESOP, the Corporation or any Subsidiary for the authorization of this Agreement or the consummation by Thompson and the ESOP of the transactions contemplated by this Agreement. Thompson is authorized to enter into this Agreement and consummate the transactions contemplated hereby and upon the execution hereof, this Agreement will constitute the legal, valid and binding obligation of Thompson enforceable against Thompson in accordance with its terms.

       2.3 CAPITAL STOCK. The Corporation is authorized to issue 176,800 shares, 125,000 of which are designated as Common Stock, par value $0.10 per share, of which 75,000 shares are issued and outstanding (the "Common Shares"), 50,000 of which are designated as Series A Preferred Stock, par value $0.01 per share, of which 31,298.6315 shares are issued and outstanding (the "Preferred Shares") (collectively, the "Shares"), and 1,800 of which are designated as Series B Preferred Stock, par value $0.01 per share, none of which are issued and outstanding. All the Shares are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of preemptive or any other rights, including any rights under any federal or state securities laws, of any shareholder. The Corporation owns of record and beneficially with good and marketable title thereto, free and clear of all liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever, all of the outstanding stock of each of the Subsidiaries.

       2.4    TITLE TO SHARES; INVESTMENTS OF THE CORPORATION.

              (a) All the Common Shares are owned by Thompson of record and beneficially with good and marketable title thereto, free and clear of all liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever.

              (b) Other than the capital stock of the Subsidiaries, the Corporation has no direct or indirect equity, debt or other interest in any entity, corporate or otherwise, or any right, warrant or option to acquire any such interest.

       2.5 OUTSTANDING OPTIONS AND WARRANTS. Except as set forth on SCHEDULE 2.5, other than the Preferred Shares, there are no subscriptions, options, warrants, rights, puts, calls, commitments or agreements (respecting issuance, redemption, repurchase, voting or otherwise) relating to, nor any outstanding securities convertible into, any shares of capital stock or other equity interest of the Corporation or any Subsidiary, or into any such convertible securities, and neither Thompson, the Corporation, any Subsidiary, nor to Thompson's knowledge, the ESOP, has agreed to issue, purchase, sell or transfer any of same, except as provided in this Agreement.

       2.6 BUSINESS RELATIONS. Other than as set forth on SCHEDULE 2.6(a), neither the Corporation nor any Subsidiary is required, in the ordinary course of business, to provide any bonding or any other financial security arrangements in connection with any transactions with any customers or suppliers. Neither Thompson nor the Corporation has received any notice of any disruption (including, without limitation, delayed deliveries or allocations by suppliers) in the availability of any materials or products used in the Corporation's business and has no reason to believe that any such disruption will occur. There are no sole source suppliers of goods, equipment or services used by the Corporation (other than public utilities) with respect to which practical alternative sources of supply are unavailable. Other than as set forth on
SCHEDULE 2.6(b), no single customer of the Corporation accounted for greater than five percent (5%) of the Corporation's gross revenues for either the most recently completed fiscal year or the portion of the current fiscal year ended September 30, 1997.

       2.7    REAL PROPERTY.

              (a) SCHEDULE 2.7(a) is a true and complete list of (i) all real property leases to which the Corporation or any Subsidiary is a party and
       (ii) all options, deeds of trust, deeds of declaration, mortgages and land contracts pursuant to or in which the Corporation or any Subsidiary has any interest (collectively, the "Real Property"). Thompson has furnished to Purchaser or its counsel true and complete copies of each written contract and a written description of each oral contract relating to the list set forth on SCHEDULE 2.7(a). Neither the Corporation nor any Subsidiary owns any real property.

              (b) With respect to the leased property comprising the Real Property including all leasehold improvements (collectively, the "Leased Property"), except as set forth on SCHEDULE 2.7(b):

                    (i) All leases are in writing and are duly executed and, where required, witnessed, acknowledged and recorded to make them valid and binding and in full force and effect for their full term, and none have been modified, amended, sublet or assigned;

                     (ii) The rental set forth in each such lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same not set forth on SCHEDULE 2.7(b), and such rental represents the fair market value of such Leased Property;

                     (iii) Where the Corporation is the lessee, the lessee under each such lease has the full right to exercise any renewal option and on due exercise will be entitled to enjoy the use of the leased premises for the full term of such renewal option, and such renewal option does not terminate on assignment of such lease;

                     (iv) There is no default by the Corporation or any other party which affects the Leased Property;

                     (v) Where the Corporation is the lessee, on performance by the lessee of the terms of each lease (all of which terms have been fully performed by the lessee as of the date of this Agreement and will have been fully performed as of the Closing
              Date), the lessee has the full right to enjoy the use of the premises demised for the full term of the lease without disturbance by any other party, and there are no written or oral contracts between the Corporation and any third party relating to any claim by such third party of any right to all or any part of the interest of the Corporation in any leasehold estate or otherwise relating to the use and occupancy by the Corporation of such estate;

                     (vi) Except as set forth on SCHEDULE 2.7(b), all security deposits required by such leases have been made and have not been refunded or returned, or their forfeiture claimed, in whole or in part, by any lessor;

                     (vii) Where the Corporation is the lessee, all leasehold improvements are in good operating or working condition and repair, after taking into account ordinary wear and tear, and are adequate for the operation of the business of the Corporation as presently conducted. All contributions required to have been paid by any lessor of property in respect of any leasehold improvements have been paid;

              (c) The Corporation will obtain from all lessors of any leasehold interests comprising the Real Property a so-called "estoppel certificate" (the "Estoppel Certificates") in the form attached as EXHIBIT "B" to this Agreement.

       2.8 TITLE TO AND CONDITION OF ASSETS. Except as set forth on SCHEDULE 2.8, the Corporation and each Subsidiary owns and possesses all right, title and interest in and to its assets, including, without limitation (i) valid and subsisting leasehold interests in all leasehold estates comprising the Real Property, and (ii) good and merchantable title to all properties and assets other than the Real Property, in each case free and clear of all conveyances, conditions, easements, liens, charges, security interests, adverse claims, encumbrances, encroachments, reservations, easements, limitations, servitudes, other title defects or restrictions of any nature. All tangible assets of the Corporation and each Subsidiary are in the Corporation's or such Subsidiary's possession or under its control, and to Thompson's knowledge, all material equipment used by the Corporation and each Subsidiary is in good operating condition and repair, subject only to routine maintenance, taking into account ordinary wear and tear, and is fit and adequate for the purposes intended. The Corporation and each Subsidiary enjoys peaceful and quiet possession of its assets pursuant to or by all of the deeds, bills of sale, leases, licenses and other agreements under which it is operating its business and such assets constitute all of the property or assets necessary to conduct the business of the Corporation and each Subsidiary as now conducted.

       2.9 FINANCIAL STATEMENTS. Prior to the date of this Agreement, Thompson has provided Purchaser with the financial statements of the Corporation listed below (the "Financial Statements"):

              (a)    Reviewed Balance Sheets at March 31, 1995, 1996 and 1997;

              (b) Reviewed Statement of Operations for the years ended March 31, 1995, 1996 and 1997; and

              (c) Unaudited Balance Sheets as of August 31, 1997, and Unaudited Statements of Operations for the five (5) months ending August 31, 1997.

       To the best of Thompson's knowledge, no material modifications that should be made to the Financial Statements in order for them to be in conformity with generally accepted accounting principles. The Financial Statements (i) present fairly in all material respects, the Corporation's and the Subsidiaries' consolidated financial position, results of its operations and changes in stockholder's equity and cash flows at and for the periods therein specified,
(ii) are true and complete, and (iii) are consistent with the books and records of the Corporation and the Subsidiaries.

       2.10 ABSENCE OF CERTAIN CHANGES. Since March 31, 1997, the Corporation and the Subsidiaries have actively conducted their respective businesses in the ordinary and regular course consistent with past practice. Since such date, there has not been any material adverse change in the business, condition (financial or otherwise), assets, liabilities, results of operations or prospects of the Corporation and the Subsidiaries, taken as a whole. To Thompson's knowledge, there has not occurred any event or governmental regulation or order which could cause such a change, nor, to Thompson's knowledge, is the occurrence of any such event, regulation or order threatened. Except as set forth on SCHEDULE 2.10 or salary increases in the ordinary course of business, without limiting the generality of the foregoing, since March 31, 1997, there has not been:

              (a) Any increase made or promised in the compensation or other remuneration payable or to become payable by the Corporation or any Subsidiary to any of its employees, agents or partners;

              (b) Any mortgage or pledge of, or any other lien, charge or encumbrance of any kind, on any of the assets, tangible or intangible, of the Corporation or any Subsidiary;

              (c) Any sale or transfer of any assets, except for sales of inventory in the ordinary course of business, or settlement, cancellation or release of any indebtedness owing to the Corporation or any Subsidiary or of any other claims of the Corporation or any Subsidiary;

              (d) Any sale, license, assignment or transfer by the Corporation or any Subsidiary of any patents, trademarks, trade names or other similar intangible assets;

              (e) Any amendments or termination of any material contract, agreement or license to which the Corporation or any Subsidiary is a party or to which the Corporation or any Subsidiary or any of their respective assets are subject or bound;

              (f) Any commitment made (through negotiations or otherwise) or any liability incurred to any labor organization by the Corporation or any Subsidiary;

              (g) Any payment, declaration or setting aside by the Corporation or any Subsidiary of dividends or a return of capital or any distribution by the Corporation or any Subsidiary of any cash or other assets to any shareholder in redemption of or as the purchase price for any of the Corporation's or any Subsidiaries' capital stock or equity or in discharge or cancellation in whole or in part of any indebtedness owing (whether in payment of principal, interest or otherwise) to any shareholder, other than dividends payable to the ESOP pursuant to the terms of the Preferred Stock;

              (h) Any discharge or satisfaction by the Corporation or any Subsidiary of any lien, encumbrance, obligation or liability (accrued, absolute, fixed or contingent), other than those shown on the August 31, 1997 balance sheet of the Financial Statements that have been discharged or satisfied in the ordinary course without acceleration and other than those incurred and discharged in the ordinary course of business consistent with past practice;

              (i) Any institution by the Corporation or any Subsidiary of a bonus, stock option, profit-sharing, pension plan or similar arrangement or any changes in any such existing plans;

              (j) Any incurrence by the Corporation or any Subsidiary (whether discharged or not) of any obligation or liability (whether accrued, absolute, fixed or contingent) other than current liabilities incurred, and obligations entered into, in the ordinary course of business consistent with past practice;

              (k)    Any adverse change in collection loss experience;

              (l) Any material loss, damage or destruction to any of the Corporation's or any Subsidiaries' properties (whether or not covered by insurance) or any labor trouble;

              (m) Any change in accounting principles or practices from those utilized in the preparation of the Financial Statements.

       2.11 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the August 31, 1997 balance sheet of the Financial Statements, or on SCHEDULE 2.11, to Thompson's knowledge, neither the Corporation nor any Subsidiary is obligated for, nor are any of its assets or properties subject to, any liabilities or adverse claims or obligations, absolute or contingent, except those incurred in the ordinary course of business since August 31, 1997, and, to Thompson's knowledge, neither the Corporation nor any Subsidiary is in default with respect to any terms or conditions of any material liability or obligation. There are no facts known to Thompson that might reasonably serve as a basis, in whole or in part, for any material liabilities or obligations not disclosed in this Agreement, in the Financial Statements, or in the Schedules attached hereto.

       2.12   TAXES.

              (a) The Corporation and each Subsidiary, has filed, and will file, on a timely basis, all income, franchise, sales, property, employment and other tax returns and reports of every nature whatsoever required to be filed by it (including any consolidated or combined return required to be filed by it and any affiliated person or entity) accurately reflecting all taxes owing to the United States or any other government or any government subdivision, state, local, or foreign, or any other taxing authority ("Tax Returns"), and has paid in full or made adequate provision in the Financial Statements for the payment of all taxes (including penalties, additions to tax and interest) for which it has or may have liability. All such Tax Returns are true, correct and complete in all respects. Thompson has no knowledge of any unassessed tax deficiency proposed or threatened against the Corporation or any Subsidiary as a result of the operation of its business. There are no liens on the Corporation's or any Subsidiaries' assets as a result of any tax liabilities except for taxes not yet due and payable. There are, and after the date of this Agreement will be, no tax deficiencies (including penalties, additions to tax and interest) of any kind assessed against or relating to the Corporation or any Subsidiary with respect to any taxable period ending on or before the Closing Date. There are, and after the date of this Agreement, will be no federal income tax deficiencies assessed against the Corporation or any Subsidiary pursuant to Treasury Regulations Section 1.1502-6. There are, and after the date of this Agreement, will be no other tax deficiencies relating to Tax Returns which include the Corporation or any Subsidiary for periods ending on or before the Closing Date. As of the Closing, as to all tax periods, or portions thereof, which end prior to, or include, the Closing Date for which no Tax Returns are yet due, the liability of the Corporation and each Subsidiary for taxes allocable to periods (or portions thereof) ending on or before the Closing Date does not exceed the amount accrued on the Financial Statements for such taxes. The liability of the Corporation and each Subsidiary for taxes has not increased since March 31, 1997, except in the ordinary course of business.

              (b) Neither the Corporation nor any Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or collection of taxes, nor has any such event been asserted or threatened. Neither the Corporation nor any Subsidiary has filed any consent of the type described under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), nor is it subject to any accumulated earnings penalties. Neither the Corporation nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could oblige it to make any payments that would not be deductible under Section 280G of the Code. The Corporation and the Subsidiaries were never a member of any unitary group for purposes of any state income or franchise tax laws. Neither the Corporation nor any Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

              (c) Except as set forth on SCHEDULE 2.12, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local, or foreign Tax Return of the Corporation or any Subsidiary for any period. Neither the Internal Revenue Service nor any state, local or foreign taxing authority has audited any tax return or report filed by the Corporation or any Subsidiary.

              (d) Thompson has furnished to Purchaser complete and correct copies of all Tax Returns filed by the Corporation and each Subsidiary for all taxable years beginning after December 31, 1994.

              (e) Thompson has furnished to Purchaser complete and correct copies of all audit reports (or portions thereof) received by Thompson or the Corporation or any Subsidiary from the U.S. Treasury Department which relate to the Corporation or any Subsidiary for any taxable period beginning after December 31, 1991. Thompson has furnished to Purchaser complete and correct copies of all audit reports (or portions thereof) received by Thompson or the Corporation from any state, local or foreign taxing authority, which relate to the Corporation for any taxable period beginning after December 31, 1991.

              (f) SCHEDULE 2.12 sets forth all tax elections made by the Corporation and each Subsidiary, all adjustments under Section 481(a) of the Code which will affect the taxes of Purchaser for all taxable years which end on or after the Closing Date and all tax rulings or closing agreements to which the Corporation or any Subsidiary is a party.
       SCHEDULE 2.12 sets forth all jurisdictions in which the Corporation or any Subsidiary has filed or will file state income or franchise tax returns for each taxable period, or portion thereof, ending on or before the Closing Date.

              (g) There are no tax liens currently in existence with respect to the Corporation or any Subsidiary. There are no tax sharing agreements or similar arrangements in effect that include the Corporation or any Subsidiary.

       2.13 INDEBTEDNESS TO OFFICERS, DIRECTORS AND SHAREHOLDERS. Except as set forth on SCHEDULE 2.13, neither the Corporation nor any Subsidiary is indebted to any of its shareholders, officers or directors (or to members of their immediate families) in any amount whatsoever other than for salaries payable or for expenses incurred on behalf of the Corporation or any Subsidiary in the ordinary course of business.

       2.14 CERTIFICATE OF INCORPORATION AND BYLAWS. True, accurate and complete copies of the Certificate of Incorporation and Bylaws of the Corporation and each Subsidiary, together with all amendments thereto, have been delivered to Purchaser or its counsel.

       2.15 CORPORATE MINUTES. Thompson has furnished or made available to Purchaser and its counsel the corporate record books of the Corporation and each Subsidiary and the same are accurate and complete and reflect all resolutions adopted and all actions taken, authorized or ratified by the shareholders and directors of the Corporation and each Subsidiary. Copies of all corporate minutes of meetings held and of all written actions taken after the date of this Agreement will be furnished to Purchaser promptly, and in all events, prior to the Closing Date.

       2.16 BROKERAGE AND FINDER'S FEES. Neither Thompson nor any affiliate, officer, director or agent of the Corporation or any Subsidiary has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, or commissions with respect to the transactions contemplated by this Agreement.

       2.17 ACCOUNTS RECEIVABLE. Thompson has previously delivered to Purchaser an aging schedule as of a date not more than thirty (30) days prior to the date of this Agreement, which is true, correct and complete, of the accounts receivables, both trade and non-trade, of the Corporation as of that date. Thompson will update the list as of a date not more than five (5) days prior to the Closing Date. The reserves for doubtful receivables and uncollectible accounts that will be reflected on the books of the Corporation as of the Closing Date will not exceed two percent (2%) of the then aggregate accounts receivable. Other than retainages, the accounts receivable as reflected on the books of the Corporation as of the Closing Date, net of such reserves, will be fully collectible in the ordinary course of business within one hundred and twenty (120) days after the Closing Date or such other period of time per the payment terms related to such account receivable, if different, as set forth on such aging schedule, without resort to legal proceedings.

       2.18   EMPLOYMENT MATTERS.

              (a) Except as set forth on SCHEDULE 2.18, neither the Corporation nor any Subsidiary is a party to, participant in, or bound by, any collective bargaining agreement, union contract or employment, bonus, deferred compensation, insurance, pension, profit sharing or similar personnel arrangement, any stock purchase, stock option or other stock plans or programs or any employee termination or severance arrangement.

              (b) Except as set forth on SCHEDULE 2.18, the employment by the Corporation or any Subsidiary of any person (whether or not there is a written employment agreement) may be terminated for any reason whatsoever not inconsistent with current law, without penalty or liability of any kind other than accrued vacation pay.

              (c) Except as set forth on SCHEDULE 2.18, there are no active, pending or, to Thompson's knowledge, threatened administrative or judicial proceedings under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the National Labor Relations Act or any other foreign, federal, state or local law (including common law), ordinance or regulation relating to employees of the Corporation or any Subsidiary.

              (d) There are no pending or, to Thompson's knowledge, threatened, labor difficulties.

       2.19 NO DEFAULTS. Neither the Corporation nor any Subsidiary is in default (nor is any such default alleged to exist) under the terms of any material written or oral contract, agreement, lease, license, mortgage, deed of trust, note, guaranty, instrument or understanding (collectively, "Contracts") to which it is a party or to which any of its assets, business or operations is subject, nor, to Thompson's knowledge, is any condition or event threatened, which, after notice or the passage of time, or both, would constitute a default under any Contract. To Thompson's knowledge, no such default, condition or event exists or is alleged to exist with respect to the performance of any obligation of any other party to any of such Contracts.

       2.20   MATERIAL CONTRACTS.

              (a) SCHEDULE 2.20(a) is a true and correct list of each Contract to which the Corporation or any Subsidiary is a party or by which any of its assets, businesses or operations is bound or affected.
       SCHEDULE 2.20(a) includes a description of any consents or approvals required of third parties under the terms of such Contracts for the consummation of the transactions contemplated by this Agreement. SCHEDULE 2.20(a) excludes any Contract that (i) may be canceled by the Corporation or any Subsidiary on thirty (30) days' notice or less without incurring a liability or obligation on the part of the Corporation or any Subsidiary for such cancellation, or (ii) involves or is reasonably expected to involve the payment of consideration having an aggregate value of less than One Hundred Thousand Dollars ($100,000). A true, correct and complete copy of each written, and a description of each oral, Contract, so listed has been delivered to Purchaser or its counsel.

              (b) SCHEDULE 2.20(b) is a true and correct list of each Contract with a customer of the Corporation in excess of One Hundred Thousand Dollars ($100,000) that contains provisions (i) providing for payment terms to the Corporation or any Subsidiary of forty-five

       (45) days or greater, (ii) permitting the customer to retain any portion of the purchase price for the products or services to be provided thereby as security for warranty claims or for any other purpose, or (iii) providing for liquidated or stipulated damages.

       2.21 PURCHASE ORDERS. SCHEDULE 2.21 is a true and complete list of all purchase orders under which the Corporation or any Subsidiary is or will become obligated to pay any particular vendor an aggregate sum in excess of Twenty Thousand Dollars ($20,000).

       2.22 INDEBTEDNESS. As of the Closing Date, neither the Corporation nor any Subsidiary will have indebtedness for borrowed money, other than (i) trade payables, (ii) license fees incurred in the ordinary course of business, (iii) up to Eight Hundred Thousand Dollars ($800,000.00) of indebtedness incurred in connection with the Corporation's acquisition, through its Subsidiary, of the assets of Thickener Technologies, Inc., a Texas corporation; and (iv) outstanding letters of credit.

       2.23 LITIGATION. SCHEDULE 2.23 is a true and complete list of all administrative or judicial proceedings to which the Corporation or any Subsidiary is a party or, to the knowledge of Thompson, to which it is threatened to be made a party which relate, directly or indirectly, to the Corporation or any Subsidiary or any of their respective assets, including, without limitation, proceedings that could affect title to or interests in the assets. There is no action, suit, claim, demand, arbitration or other proceeding or investigation, administrative or judicial, pending or, to the knowledge of Thompson, threatened against or affecting the Corporation or any Subsidiary or any of their respective assets, including, without limitation, any relating to so-called product liability, which, if adversely determined or resolved, would have an adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the Corporation and its Subsidiaries, taken as a whole, or any provisions of, or the validity of, or rights under, any leases or other operating agreements, licenses, permits or grants of authority of the Corporation or any Subsidiary. Neither Thompson nor the Corporation nor any Subsidiary has received written notice that the Corporation or any Subsidiary is the subject of any governmental investigation and neither the Corporation nor any Subsidiary is subject to, nor is it or has it been in default with respect to, any order, writ, injunction or decree of any court, or of any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.
SCHEDULE 2.23 indicates which of the matters listed are covered by valid insurance and the extent of such coverage.

       2.24 INSURANCE. SCHEDULE 2.24 is a true and correct list of all the policies of insurance covering the business, properties and assets of the Corporation and each Subsidiary presently in force (including as to each (i) risk insured against, (ii) name of carrier, (iii) policy number, (iv) amount of coverage, (v) amount of premium, (vi) expiration date and (vii) the property, if any, insured), indicating as to each whether it insures on an "occurrence" or a "claims made" basis. All of the insurance policies set forth on SCHEDULE 2.24 are in full force and effect and all premiums, retention amounts and other related expenses due have been paid, and neither the Corporation nor any Subsidiary has received any written notice of cancellations with respect to any of the policies.

       2.25   TRANSACTIONS WITH OFFICERS, ETC.

              (a) SCHEDULE 2.25(a) is a true and correct list of the ownership of the Corporation or any Subsidiary in any entity that has any existing contractual relationship, oral or written, or other business relationship with Thompson.

              (b) SCHEDULE 2.25(b) is a true and correct list of all Contracts (oral or written), including, but not limited to, any loans (other than those set forth on SCHEDULE 2.13 of this Agreement or not required to be set forth thereon) or leases, to which the Corporation or any Subsidiary is a party and to which any of the officers, directors or other employees or shareholders of the Corporation or any Subsidiary, or members of their immediate families or other corporations, partnerships or other entities in which any of them has a material interest, is also a party. SCHEDULE 2.25(b) includes a list of indebtedness of any such person or entity to the Corporation or any Subsidiary.

              (c) Except as set forth on SCHEDULE 2.25(c), neither the Corporation nor any Subsidiary nor any officer, director, employee or shareholder of the Corporation or any Subsidiary, nor members of their immediate families or other corporations, partnerships or other entities in which any of them has a material interest, has any direct or indirect interest in any competitor, supplier or customer of the Corporation or any Subsidiary or in any person, firm or entity from whom or to whom the Corporation or any Subsidiary leases any property, or in any other person, firm or entity with whom the Corporation or any Subsidiary transacts business of any nature.

       2.26 EMPLOYEES. SCHEDULE 2.26 is a true and correct list of all employees of the Corporation or any Subsidiary whose annual rate of compensation exceeds Fifty Thousand Dollars ($50,000), their accrued vacation and sick pay, the nature of their duties and the date and amount of their last increase in compensation. A true, correct and complete copy of each written employment contract and a description of each oral employment agreement with any employee has been delivered to Purchaser or its counsel. As used in this Agreement, the term "employees" includes employees, salesmen, agents, sales representatives and all other persons associated with the Corporation or such Subsidiary.

       2.27   TRADEMARKS, COPYRIGHTS AND SIMILAR MATTERS.

              (a) Except as set forth on SCHEDULE 2.27, during the five years preceding the Closing Date, neither the Corporation nor any Subsidiary has been charged with infringement or violation of any patent, trademark, service mark, trade name or copyright.

       Neither the Corporation nor any Subsidiary is using or has not in any way made use of any patentable or unpatentable invention, or any confidential information or trade secret, of any former employer of any present or past employee of the Corporation or any Subsidiary. All patents, trademarks, service marks, trade names and copyrights (the "Specified Items"), and all applications or registrations (including those whose use is limited to one or more states of the United States), owned or used by the Corporation or any Subsidiary are listed on SCHEDULE 2.27 and, to the extent indicated, have been duly registered in, filed in or issued by the United States Patent Office or the corresponding agency or office of each of such states. Except as indicated on SCHEDULE 2.27, the Corporation or such Subsidiary is the sole and exclusive owner of, or has the sole and exclusive right to use, the Specified Items, except for the rights of licensees (whose names and addresses are listed on SCHEDULE 2.27). Except as set forth on SCHEDULE 2.27, neither the Corporation nor any Subsidiary uses any of the Specified Items by consent of any other party and the same are free and clear of any attachments, liens, claims, encumbrances or agreements. Except as listed on SCHEDULE 2.27, there are no claims or demands of any other person, firm or corporation pertaining to any of the Specified Items, and no proceedings have been instituted, are pending or, to the knowledge of Thompson, are threatened which challenge the right of the Corporation or any Subsidiary in respect of any of the Specified Items. None of the Specified Items infringes on, or, to the knowledge of Thompson, is being infringed on by others, and none of the Specified Items is subject to any outstanding order, decree, judgment, stipulation or agreement restricting the scope of its use.

              (b) The Corporation and each Subsidiary has valid rights to use its corporate name. Neither the Corporation nor any Subsidiary uses such name by consent of any other person or entity, and the Corporation and each Subsidiary uses such name free and clear of any attachments, liens, claims, encumbrances or agreements. There are no claims or demands of any other person or entity pertaining to the use of the names and no proceedings have been instituted or, to the knowledge of Thompson, are threatened, which challenge the right of the Corporation or any Subsidiary in respect of such names; and the use of such names by the Corporation or any Subsidiary does not infringe on or, to the knowledge of Thompson, are not being infringed on by others, and are not subject to any outstanding order, decree, judgment, stipulation or agreement restricting the scope of their use.

              (c) True, correct and complete copies of all patents, trademarks, service marks, trade names and copyrights, and of all related applications or registrations, that are listed on SCHEDULE 2.27 have been delivered to Purchaser or its counsel.

       2.28 EMPLOYEE BENEFIT PLANS AND OTHER PLANS. Except for the plans or arrangements listed on SCHEDULE 2.28 (hereinafter referred collectively to as the "Plans" and individually as the "Plan"), the Corporation does not, directly or indirectly, maintain, sponsor or have an obligation or liability with respect to, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement

Income Security Act of 1974, as amended ("ERISA"), executive compensation or incentive plan, bonus or severance arrangement, employment contract, collective bargaining agreement, union contract, deferred compensation agreement, stock purchase or incentive plan or arrangement, or other employee benefit plan or arrangement. For the purposes of this Agreement, "Controlled Group" shall mean Thompson, the Corporation and any trade or business, whether or not incorporated, which is treated together with Thompson or the Corporation under
Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code. With respect to each Plan identified on SCHEDULE 2.28:

              (a) All applicable ERISA and Code requirements with respect to such Plan as to the filing of reports, documents and notices with the Secretary of Labor, the Pension Benefit Guaranty Corporation, and the Secretary of the Treasury, or the furnishing of such documents to participants or beneficiaries, have been complied with in all respects by such Plan or its administrators;

              (b) No member of the Controlled Group, Plan, fiduciary of such Plan or administrator of such Plan, has taken any action, or failed to take any action, which action or failure could subject the Corporation, or any employee of the Corporation to any liability for breach of any fiduciary duty, or for any prohibited transaction (as defined in Section 4975 of the Code), with respect to or in connection with such Plan;

              (c) There are no actions, suits or claims pending (other than routine claims for benefits) or threatened against such Plan, the Corporation, Thompson, or against any fiduciary of such Plan;

              (d) Such Plan, the fiduciaries of such Plan, Controlled Group members and administrators of such Plan have at all times complied with applicable requirements of ERISA, the Code, and any other applicable law (including the Health Maintenance Organization Act of 1973, as amended) governing such Plan, and such Plan has at all times been properly administered in accordance with all such requirements of law and in accordance with its terms to the extent consistent with all such requirements of law;

              (e)    The Plan is not a "multiemployer plan" as described in
       Section 3(37) of ERISA or Section 414(f) of the Code, nor is it subject to Title IV of ERISA;

              (f) All bonding required by applicable provisions of ERISA with respect to the Plan has been obtained and is in full force and effect;

              (g) No trust associated with the Plan has earned any "unrelated business taxable income" (as such term is defined in Section 512 of the Code and the regulations thereunder) or "unrelated debt financed income" (as such term is defined in Section 514 of the Code and regulations thereunder);

              (h) If the Plan is an "employee pension benefit plan" (as defined in ERISA Section 3(2)), the Plan and its associated trust complies with the applicable provisions of the Code (including, but not limited to, Code Sections 401(a), 401(a)(4), 410(b), 401(a)(26) and
       501(a)), has received a favorable determination letter from the Internal Revenue Service stating that the Plan qualifies under Section 401(a) and that the associated trust, if any, qualifies under Section 501(a), has been timely amended (and the amendment has been submitted to the Internal Revenue Service for a favorable determination letter) with respect to changes required by the Tax Equity and Fiscal Responsibility Act of 1982, the Retirement Equity Act of 1984 and the Tax Reform Act of 1984 and is being maintained in accordance with the changes required by the previously described Acts, the Tax Reform Act of 1986 and the Omnibus Budget Reconciliation Act of 1987, and subsequent legislation and regulations;

              (i) The Plan has not incurred any "accumulated funding deficiency," as defined in Section 301(a)(2) of ERISA whether or not waived;

              (j) The Plan does not (i) provide for non-terminable or non-alterable medical benefits for employees, dependents or retirees or
       (ii) provide any benefits for any person upon or following retirement or termination of employment except as otherwise required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (herein collectively referred to as "COBRA"), and then only to the extent the person pays the "applicable premium" (as defined in Code Section 4980B(f)(4)) for such coverage;

              (k) No events or changes have occurred or are expected to occur with respect to the Plan that would cause an increase in the cost of providing the benefits under the Plan;

              (l) Full payment has been made of all amounts which Thompson, the ESOP, the Corporation or other member of the Controlled Group, is required, under applicable law or under the Plan, to have paid as a contribution or a benefit for the plan years of the Plan ended prior to the date hereof. All contributions required to be made by, and all other liability of, the Corporation with respect to the Plan for the periods covered by the Financial Statements shall have been set forth on the appropriate Financial Statement. Benefits under the Plan are as represented and have not been increased subsequent to the date as of which documents have been provided;

              (m) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Corporation to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting under the Plan, (iii) increase the amount of compensation due any such employee or officer, (iv) except as specifically set forth herein, directly or indirectly cause the Corporation to transfer or set aside any assets to fund or otherwise provide for the benefits under the Plan for any current or former employee, officer or director, or (v) result in any non-exempt prohibited transaction described in ERISA Section 406 or Code Section 4975;

              (n) Thompson has delivered or caused to be delivered to Purchaser or Purchaser's counsel true and correct copies of the following with respect to the Plan:

                     (i) A copy of the Plan and amendments thereto to the date hereof;

                     (ii) A copy of each trust agreement and insurance contract pertaining to the investment of the assets, if any, of the Plan or the payment of benefits thereunder, including all amendments to such documents to the date hereof;

                     (iii) The most recent determination letter issued by the Internal Revenue Service with respect to the Plan for which a determination letter has been issued and any pending determination letter request with respect to the Plan;

                     (iv) The three (3) most recent Internal Revenue Service Form 5500 series annual return/reports, including all applicable Schedules and audited financial statements, filed with respect to the Plan; and

                     (v) A copy of the latest summary plan description (within the meaning of Section 10(a)(1) of ERISA) for the Plan and each summary of material modifications (within the meaning of Section 101(b)(2) of ERISA) thereto, each of which has been provided to employees and filed with the Department of Labor.

       2.29   ENVIRONMENTAL MATTERS.

              (a)    Definitions. For purposes of this Section 2.29:

                     (i) "Contaminant" means hazardous substances as that term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 ET SEQ., as amended ("CERCLA"), and any other individual or class of pollutants, contaminants, toxins, chemicals, substances, wastes or materials in their solid, liquid or gaseous phase, defined, listed, designated, regulated, classified or identified under any Environmental Law (defined below). This definition of Contaminant includes asbestos and asbestos-containing materials, petroleum or petroleum-based products or derivatives thereof, radioactive materials, flammable explosives and polychlorinated biphenyls.

                     (ii) "Environmental Laws" means all applicable foreign, federal, state and local laws, rules, regulations, codes, policies and ordinances, and binding determinations, orders, permits, licenses, injunctions, writs, decrees or rulings of any governmental or judicial authority, relative to or that govern or purport to govern air quality, soil quality, water quality, wetlands, natural resources, solid waste, hazardous waste, hazardous or toxic substances, pollution or the protection of public health, human health or the environment, including, but not limited to, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), the Safe Drinking Water Act (42 U.S.C. Section 201 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.) ("RCRA"), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Section 2601
              ET SEQ.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 ET SEQ.), and the Occupational Safety and Health Act of 1970 (29 U.S.C. Section 651 ET SEQ.), as each of these laws are amended from time to time and any analogous or related statutes and regulations whether currently in existence or hereafter enacted.

                     (iii) "Release" means any release, spill, emission, leaking, pumping, pouring, emptying, disposing, injection, deposit, discharge, dispersal, leaching, or migration into any media, whether soil, surface water, ground water, building interior or components, air or any combination of the foregoing, and the movement of any Contaminant through any media, and including the abandonment or discarding of barrels, containers and other receptacles containing any Contaminant.

                     (iv) "Remedial Action" means any action to: (i) investigate, study, clean up, remove, treat, dispose of or in any other way address any Contaminant, including, but not limited to, risk assessments and pilot treatment or feasibility studies; (ii) prevent the Release or threatened Release, or minimize the further Release of any Contaminant; and (iii) bring the existing operations of the Corporation or any of its Subsidiaries in full compliance with Environmental Laws.

              (b)    Except as set forth on SCHEDULE 2.29(b):

                     (i) Since the date of the Environmental Reports (as
              defined in Section 2.29(g)), except as set forth thereon, the Corporation and, to Thompson's knowledge, the Real Property are, and at all times have been, in full compliance with all Environmental Laws. Prior to the date of the Environmental Reports, to Thompson's knowledge, except as set forth on the Environmental Reports, the Corporation and the Real Property have been in full compliance with all Environmental Laws.

                     (ii) Neither the Corporation nor any of its Subsidiaries, affiliates, predecessors, agents, licensees, tenants or subtenants has caused or allowed any

              Contaminant to be used, manufactured, handled, generated, treated, stored, accumulated, placed, processed or Released in its operations, on or off-site of any of the Real Property or any real property owned, leased or otherwise used at any time by the Corporation or any person or entity for whose conduct the Corporation is or may be held responsible ("Former Property");

                     (iii) None of the Corporation nor any of the Real Property or Former Property are the subject of any notice, order, decree or agreement, whether written or oral, regarding any Remedial Action or the Release, threatened Release or presence of any Contaminants;

                     (iv)   None of the Corporation nor any of the Real
              Property or Former Property nor, to the knowledge of Thompson, any person or entity for whose conduct the Corporation may be held responsible, are subject to any contingent liability in connection with any Remedial Action or the Release, threatened Release, or presence of any Contaminants; and

                     (v) to the knowledge of Thompson, no portion of the Real Property is or at any time was a "wetland" (as such term is defined in 33 C.F.R. Section 328.3) and the Corporation has not performed, caused or permitted to be performed any activities that would have in any way filled, destroyed, eliminated, altered, obstructed, disturbed, interfered with or otherwise affected any "wetlands" in violation of any Environmental Laws.

              (c)    Except as set forth on SCHEDULE 2.29(c):

                     (i) the Corporation has obtained all environmental, health and safety licenses, permits, authorizations, consents, approvals, exemptions, registrations and certificates required under all applicable Environmental Laws ("Environmental Licenses") and made all notifications and filings necessary for the current use of the Real Property and for full operation of the business of the Corporation;

                     (ii) all such Environmental Licenses are in full force and effect, in good standing and the Corporation has made all notifications, filings and applications for renewal of such Environmental Licenses on a timely basis, where necessary;

                     (iii) the Corporation and, to the knowledge of Thompson, the Real Property are, and at all times have been, in full compliance with the terms and conditions of all Environmental Licenses; and

                     (iv) Thompson has no knowledge of any fact or facts which would render invalid or require a material alteration in any Environmental License currently in effect with respect to the Corporation, the Real Property or otherwise held or used in the operations of the Corporation.

              (d) To the knowledge of Thompson, there is not now nor has there ever been on, in or under the Real Property or any Former Property:

                     (i) any generation, processing, treatment, storage, recycling, disposal or arrangement therefor, of any "hazardous waste" as that term is defined under RCRA, and any regulation promulgated under RCRA, or any state equivalent;

                     (ii) any aboveground or underground storage tanks or surface impoundments;

                     (iii)  any asbestos or asbestos-containing material; or

                     (iv) any PCBs in any hydraulic oils, transformers, capacitors or other electrical equipment.

              (e) SCHEDULE 2.29(e) identifies all written communications between the Corporation and any governmental authority or third party arising under or relative to Environmental Laws, including any orders, notices of violation, warning letters or requests for information with respect to the Corporation, Real Property, or any Former Property.

              (f) Except as set forth on the Environmental Reports, to Thompson's knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which have given or may give rise to any liability or otherwise form the basis of any claim, suit, action, demand, proceeding, penalty, fine, hearing, notice of violation, directive or requirement to undertake any Remedial Action under any Environmental Law, common law or otherwise, relating to the Corporation or any of its subsidiaries, affiliates and predecessors or any person or entity for whose conduct the Corporation is or may be held responsible, the Real Property or any Former Property.

              (g) The Corporation has provided to Purchaser true and complete copies of all reports, audits, assessments, studies, analyses, data, correspondence, summaries, maps, photographs, tests and monitoring results (completed or uncompleted) in the possession of, initiated by or authorized by the Corporation, its subsidiaries or affiliates or requested or ordered by any governmental authority pertaining to any Environmental Law, Contaminant or human health and safety at or involving the Corporation, the Real Property or any Former

       Property (the "Environmental Reports"). Each of the Environmental Reports is identified on SCHEDULE 2.29(g).

              (h) All Contaminants removed from the Real Property or any Former Property have been handled, transported, transferred, stored, treated, recycled, received and disposed of in full compliance with all Environmental Laws.

              (i) SCHEDULE 2.29(i) identifies all waste disposal, treatment and storage facilities and transporters and persons or entities which have arranged for the disposal of Contaminants which are presently used by or which previously have been used by or arranged for use by the Corporation or any person or entity for whose conduct the Corporation is or may be held responsible at any time in the operation of the business of the Corporation or otherwise for disposal of Contaminants.

              (j) No application, report, Environmental License, notification or other document filed with or furnished to any governmental authority regarding the Corporation, the Real Property or any Former Property contains any material omissions, inaccuracies or false or misleading statements.

       2.30 BANK ACCOUNTS. SCHEDULE 2.30 is a true and correct list of the name of each bank, savings and loan, or other financial institution in which the Corporation or any Subsidiary has an account or safe deposit box, the names of all persons authorized to draw on each account or to have access to each box, the number of signatures required to be given for a withdrawal and a description of the type of account.

       2.31 COMPLIANCE WITH LAWS. The Corporation and each Subsidiary has complied with all laws, regulations, rules and orders of any governmental department or agency or any other commission, board, agency or instrumentality, federal, state or local, or other requirements of law affecting its business and operations and is not in default under or in violation of any provision of any federal, state or local law, regulation, rule or order, except, in any case, where such noncompliance or default would not have a material adverse effect, in the aggregate, on the business or financial condition of the Corporation and its Subsidiaries, taken as a whole. The provisions of this Section 2.31 do not pertain to Environmental Laws.

       2.32 POWERS OF ATTORNEY. Neither the Corporation nor any Subsidiary has given any power of attorney (irrevocable or otherwise) that is presently in effect to any person or entity for any purpose.

       2.33 LICENSES AND RIGHTS. The Corporation and each Subsidiary possess all franchises, licenses, easements, permits and other authorizations from governmental or regulatory authorities and from all other persons or entities that are necessary to permit it to engage in its business as presently conducted in and at all locations and places where it is presently operating. Such franchises, licenses, permits and other authorizations are listed on SCHEDULE 2.33.

       2.34 SCHEDULE OF GOVERNMENT REPORTS. SCHEDULE 2.34 is a true and correct list, and Thompson has furnished to Purchaser or its counsel complete copies of all reports, if any, filed since December 31, 1993, by the Corporation or any Subsidiary with the Department of Labor, Equal Employment Opportunity Commission, Federal Trade Commission, Department of Justice, Occupational Safety and Health Administration, Internal Revenue Service (other than tax returns and standard forms relating to compensation or remuneration of employees), Environmental Protection Agency, Securities and Exchange Commission or Pension Benefit Guarantee Corporation, or any similar state agency.

       2.35   PRODUCTS.

              (a) Except as set forth on SCHEDULE 2.35, to Thompson's knowledge, the products sold by the Corporation and its Subsidiaries conform to and meet or exceed the standards required by all applicable laws, ordinances and regulations now in effect.

              (b) SCHEDULE 2.35 contains a written statement accurately describing the Corporation's and its Subsidiaries' sales' warranties and customer service policies and any recurring warranty problems. Except as set forth on Schedule 2.35, none of the Corporation or any of its Subsidiaries have any outstanding contracts or proposals that depart in any material respect from the warranty and customer service policy and practice described in such Schedule. Except as may be listed on SCHEDULE 2.35, no claims of customers or others based on an alleged or admitted defect of material, workmanship or design or otherwise in or in respect of any of the Corporation's products are presently pending or, to the knowledge of Thompson, threatened other than product warranty claims in the aggregate not in excess of Fifty Thousand Dollars ($50,000) plus the reserve set forth on the August 31, 1997 Financial Statements.

       2.36 CASUALTY OCCURRENCES. SCHEDULE 2.36 is a true and correct list of occurrences of which the Corporation or Thompson has knowledge during the last five (5) years of damages to persons or property involving any defects or alleged defects in any of the Corporation's or any of its Subsidiaries' products or their respective designs. All such occurrences are fully and adequately covered by paid-for insurance.

       2.37 INVENTORY. Except as set forth on SCHEDULE 2.37, the inventories of the Corporation and its Subsidiaries consist only of items of a quality and quantity usable and saleable in the ordinary course of business, consistent with past practice and do not include any item of inventory which has previously been written off by the Corporation. The value at which the inventories are carried on the

Corporation's books reflects the lower of cost (on a LIFO basis) or estimated net realizable market value, and is based on quantities determined by physical count.

       2.38 CAPITAL EXPENDITURE PLANS. SCHEDULE 2.38 sets forth a capital expenditure program of the Corporation for the next twelve (12) months.

       2.39 MATERIAL MISSTATEMENTS OR OMISSIONS. No representations or warranties made by Thompson in this Agreement, the documents and agreements contemplated hereby or the Schedules hereto (collectively, the "Documents"), contain or will contain any untrue statement of a material fact, or omit or will omit to state a material fact necessary to make the statements of fact contained therein not misleading.

       2.40 EMPLOYMENT AGREEMENT. Thompson shall enter into an employment agreement with the Corporation (the "Thompson Employment Agreement") in substantially the form of EXHIBIT "C" to this Agreement.

       2.41 LEASE. Thompson shall cause Highway 41, L.L.C., an Illinois limited liability company, to enter into an Amendment to Lease (the "Amended Lease") in substantially the form of EXHIBIT "D" to this Agreement.

       2.42 INVESTMENT LETTER. Thompson shall deliver an Investment Letter in substantially the form of EXHIBIT "E" to this Agreement.

                                  ARTICLE II A
                                  ------------

             REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE ESOP
             ------------------------------------------------------

       The ESOP represents and warrants to, and agrees with, Purchaser as follows:

       2.1A   CONFLICTS; CONSENTS.

              (a) The execution, delivery and consummation of this Agreement by the ESOP does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement or any other restriction to which the ESOP is a party or bound.

              (b) Except as may be listed on SCHEDULE 2.2, no approval or consent of any person, firm or other entity or governmental body is or was required to be obtained by the

       ESOP for the authorization of this Agreement or the consummation by the ESOP of the transactions contemplated by this Agreement. The ESOP is authorized to enter into this Agreement and consummate the transaction contemplated hereby and upon the execution hereof, this Agreement will constitute the legal, valid and binding obligation of the ESOP enforceable against the ESOP in accordance with its terms.

       2.2A   TITLE TO PREFERRED SHARES. All of the Preferred Shares are owned of record by the ESOP, with good and marketable title thereto, free and clear of all liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever, except to the extent provided in the Hycor Corporation Employee Stock Ownership Plan (the "ESOP Plan"). All of the Preferred Shares are owned beneficially by the participants of the ESOP Plan.

                                   ARTICLE III
                                   -----------

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

       Purchaser warrants and represents to, and agrees with, Sellers as follows:

       3.1 ORGANIZATION. Each of Purchaser and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on Purchaser and its subsidiaries, taken as a whole. Purchaser and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on Purchaser and its subsidiaries, taken as a whole.

       3.2 CAPITALIZATION. The authorized capital stock of Purchaser consists of 40,000,000 shares of Purchaser Common Stock and 10,000,000 shares of Preferred Stock, par value $.001 per share (the "Purchaser Preferred Stock"). As of the date hereof, (i) 11,760,731 shares of Purchaser Common Stock are issued and outstanding, (ii) no shares of Purchaser Preferred Stock are issued and outstanding, (iii) options and warrants to purchase 1,675,300 shares of Purchaser Common Stock have been granted and are outstanding, (iv) three (3) Convertible Subordinated Notes, each in the principal amount of Four Million Three Hundred Twenty-Six Thousand Six Hundred Sixty-Seven Swedish Krona (SEK 4,326,667), convertible into Purchaser Common Stock, is issued and outstanding, and (v) the Subordinated Note, are issued and outstanding. All of the outstanding shares of Purchaser's capital stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth above, there are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("Purchaser Voting Debt") of Purchaser issued and outstanding. Except as set forth above and except for transactions contemplated by this Agreement, (i) there are no shares of capital stock of Purchaser authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Purchaser or any of its subsidiaries, obligating Purchaser or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Purchaser Voting Debt of, or other equity interest in, Purchaser or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of Purchaser or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment.

       3.3 CORPORATE AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors and no other corporate action or proceedings on the part of Purchaser are necessary to authorize the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser, and, assuming this Agreement constitutes valid and binding obligations of Sellers, constitutes valid and binding obligations of Purchaser, enforceable against it in accordance with its terms. The shares of Purchaser Common Stock that may be issued pursuant to this Agreement, upon issuance in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

       3.4    CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth on
SCHEDULE 3.4, and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934 (the "Exchange Act") and the Securities Act of 1933 (the "Securities Act") and the NYSE, neither the execution, delivery or performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby nor compliance by Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or By-laws of Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any governmental entity, including, without limitation, any filing required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (except, with the exception of any authorization, consent or approval required by the HSR Act, where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on Purchaser and its subsidiaries, taken as a whole, or would not, or would not be reasonably likely to, materially impair the ability of Purchaser to consummate the transactions contemplated hereby or fulfill its obligations hereunder), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not have a material adverse effect on Purchaser and its subsidiaries, taken as a whole, or would not, or would not be reasonably likely to, materially impair the ability of Purchaser to consummate the transactions contemplated hereby.

       3.5 SEC REPORTS AND FINANCIAL STATEMENTS. Purchaser has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to Sellers, true and complete copies of, all forms, reports, schedules, statements and other documents filed or required to be filed by it and its subsidiaries since May 23, 1997 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Purchaser SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Purchaser SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Purchaser SEC Documents have been prepared from, and are in accordance with, the books and records of Purchaser and/or its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the applicable jurisdiction applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Purchaser and its consolidated subsidiaries as at the dates thereof or for the periods presented therein.

       3.6 ABSENCE OF CERTAIN CHANGES. Except to the extent disclosed in the Purchaser SEC Documents filed prior to the date of this Agreement, from September 30, 1996 through the date of this Agreement, there has not occurred
(i) any events, changes, or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Purchaser and its subsidiaries; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Purchaser or of any of its subsidiaries other than regular quarterly cash dividends, distributions or payments on account of indebtedness paid by subsidiaries to Purchaser or a subsidiary of Purchaser; or (iii) any change by Purchaser or any of its subsidiaries in accounting principles or methods, except insofar as may be required by a change in generally accepted accounting principles in the applicable jurisdiction.

       3.7 NO DEFAULT. The business of Purchaser and its subsidiaries is not being conducted in default or violation of any term, condition or provision of
(a) its respective Articles of Incorporation or By-laws or similar organizational documents, (b) any lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound and which involves the payment or receipt of money in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or One Million Dollars ($1,000,000.00) in the aggregate, or (c) any federal, state, local or foreign law, statute, regulation, rule, ordinance, judgment, decree, order, writ, injunction, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to Purchaser or any of its subsidiaries, excluding from the foregoing clauses (b) and (c), defaults or violations that would not have a material adverse effect on Purchaser and its subsidiaries, taken as a whole, or would not, or would not be reasonably likely to, materially impair the ability of Purchaser to consummate the transactions contemplated hereby or satisfy its obligations hereunder. No investigation or review by any governmental entity with respect to Purchaser or any of its subsidiaries is pending or, to the best knowledge of Purchaser, threatened, nor to the best knowledge of Purchaser, has any governmental entity indicated an intention to conduct the same.

                                   ARTICLE IV
                                   ----------

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
                ------------------------------------------------

       The obligations of Purchaser under this Agreement are, at its option, subject to satisfaction of the following conditions at or prior to the Closing
Date:

       4.1 REPRESENTATIONS TRUE. The representations and warranties of Sellers contained in this Agreement are true, complete and accurate in all material respects on and as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated under this Agreement.

       4.2 ALL CONSENTS OBTAINED. All necessary approvals or consents required to be obtained by Thompson, the ESOP or the Corporation have been obtained from all local, state and federal departments and agencies, from all other commissions, boards, agencies and from any other person or entity whose approval or consent is necessary to consummate the transactions contemplated under this Agreement including, without limitation, such consents as may be listed or required to be listed on SCHEDULE 2.2.

       4.3 PERFORMANCE AND OBLIGATIONS. Sellers have duly performed all obligations, covenants and agreements undertaken by Sellers in this Agreement and have complied with all terms and conditions applicable to Sellers under this Agreement to be performed and complied with on or before the Closing Date.

       4.4    RECEIPT OF DOCUMENTS BY PURCHASER. Purchaser has received:

              (a) a certificate executed by Thompson certifying as to the fulfillment of the matters contained in Sections 4.1, 4.2, 4.3 and 4.5 of this Article;

              (b) a true and correct copy of the Corporation's Certificate of Incorporation, certified by the Secretary of State of Delaware as of a date not more than seven (7) days prior to the Closing Date, and a true and correct copy of the Corporation's Bylaws certified by the Secretary of the Corporation as of the Closing Date;

              (c) a written opinion from counsel for Thompson and the Corporation, dated as of the Closing Date, addressed to Purchaser, satisfactory to Purchaser and its counsel in form and substance.

              (d) a written opinion of counsel for the ESOP Plan, in form and substance reasonably acceptable to Purchaser and its counsel;

              (e) the resignations of such officers and directors of the Corporation as may be requested by Purchaser;

              (f) certificates representing all of the Shares, with stock powers covering such shares duly endorsed in blank;

              (g) a general release of all claims of Thompson against the Corporation, in the form of EXHIBIT "F" to this Agreement;

              (h) a certificate of the ESOP in the form of EXHIBIT "G" attached hereto; and

              (i) the Estoppel Certificate or the representations contained in the Amended Lease.

       4.5 NO LITIGATION. No suit, action, or other proceeding is threatened or pending before any court or governmental agency in which it will be or it is sought to restrain or prohibit or to obtain material damages or relief in connection with this Agreement or the consummation of this Agreement, or which is likely to materially and adversely affect the value of the business or assets of the Corporation.

       4.6 EMPLOYMENT AGREEMENT. Thompson has entered into the executive employment agreement (the "Employment Agreement") in the form of EXHIBIT "H" to this Agreement.

       4.7 DELIVERY OF BOOKS AND RECORDS. Thompson has delivered or made available to Purchaser all books and records of the Corporation relating to or reasonably required for the operation of the business of the Corporation, including, without limitation, copies of all Contracts, financial and accounting records, files and records relating to employees, and all related correspondence.

       4.8    [INTENTIONALLY DELETED].

       4.9    REAL PROPERTY LEASE. Highway 41, L.L.C. has entered into the
Lease.

       4.10 INVESTMENT LETTER. Purchaser has received the Investment Letter from Thompson.

                                    ARTICLE V
                                    ---------

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS
                 ----------------------------------------------

       The obligations of Sellers under this Agreement are, at the option of Sellers subject to satisfaction of the following conditions at or prior to the Closing Date:

       5.1 REPRESENTATIONS TRUE. The representations and warranties of Purchaser contained in this Agreement are true, complete and accurate in all material respects on and as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated under this Agreement.

       5.2    RECEIPT OF DOCUMENTS BY SELLERS. Sellers have received:

              (a)    the Purchase Price as provided in Section 1.1;

              (b) certificates representing the number of shares of Purchaser Common stock described in Section 1.2(c), above;

              (c) a certificate executed by the Chief Financial Officer of Purchaser certifying as to the fulfillment of the matters contained in
       Section 5.1 of this Article;

              (d) a written opinion from counsel for Purchaser, dated as of the Closing Date, addressed to Sellers, satisfactory to Sellers and their counsel in form and substance, to the effect that:

                     (i) Purchaser is duly incorporated, validly existing and is in good standing under the laws of the State of Delaware, has full corporate power and authority to carry on its business as and where, to the knowledge of such counsel, such business is now conducted, and to own or lease and operate its properties at and where, to the knowledge of such counsel, such properties are now owned or leased and operated by it;

                     (ii) Purchaser has all requisite corporate power to execute, deliver and carry out its obligations under this Agreement and the execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all requisite corporate action;

                     (iii) The execution and delivery of this Agreement and the consummation of the transactions contemplated under this Agreement by Purchaser are not in conflict with the Certificate of Incorporation or By-Laws of Purchaser; and

                     (iv) Each of this Agreement and the Subordinated Note constitutes the legal, valid, and binding obligation of Purchaser, and is enforceable against Purchaser in accordance with its terms;

              (e) certified copies of resolutions duly adopted by the Board of Directors of Purchaser approving this Agreement and the transactions contemplated under it; and

              (g) a registration rights agreement (the "Registration Rights Agreement") in the form of EXHIBIT "I" attached hereto.

       5.3 NO LITIGATION. No suit, action, or other proceeding is threatened or pending before any court or governmental agency in which it will be or it is sought to obtain material damages from Seller in connection with this Agreement or the consummation of this Agreement.

       5.4    REAL PROPERTY LEASE. Purchaser has entered into the Lease.

       5.5 EMPLOYMENT AGREEMENT. The Corporation has entered into the Employment Agreement with Thompson and granted the stock options required to be granted thereunder.

       5.6 BONUS PLAN. The Corporation has adopted the Bonus Plan, attached hereto substantially in the form of EXHIBIT "J".

                                   ARTICLE VI
                                   ----------

                                     CLOSING
                                     -------

       The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Wildman, Harrold, Allen & Dixon, Chicago, Illinois, on September 30, 1997 at 10:00 a.m. Chicago time, or on such other date mutually agreeable to the parties (the "Closing Date"). If the Closing has not taken place by such date by reason of failure of fulfillment of any condition or conditions contained in this Agreement, then the non-fulfilling party may, by written notice to the other party, extend the Closing Date for a period of fourteen (14) days to permit fulfillment of such condition or conditions. Unless the parties otherwise agree in writing, if the Closing has not occurred prior to October 31, 1997, then this Agreement will be deemed to have been terminated and abandoned, subject to the legal rights and remedies of either party arising out of the other party's breach of any of the provisions of this Agreement. The parties will in good faith use all reasonable efforts to achieve the Closing.

                                   ARTICLE VII
                                   -----------

                            TERMINATION OF AGREEMENT
                            ------------------------

       This Agreement and the transactions contemplated under it may be terminated and abandoned at any time prior to the Closing Date (unless otherwise specified below):

              (a)    by mutual consent in writing of Purchaser and Sellers;

              (b) by Purchaser if there has been a material misrepresentation or breach of warranty in the representation and warranties of Sellers made under this Agreement;

              (c) by Purchaser if all or a material portion of the Corporation's assets have been materially damaged or destroyed before the Closing;

              (d) by Purchaser if any of the Real Property has been taken, in whole or in part, by eminent domain or by conveyance in lieu of eminent domain;

              (e)    by Purchaser, if any of the conditions contained in
       Article IV, or by Sellers, if any of the conditions contained in Article V, respectively, have not been fulfilled in all respects in each case at or prior to the Closing Date.

       Any termination pursuant to this Article VII will not affect the obligations of the parties under Article XI or Section 15.4 below, and will be without prejudice to the terminating party's legal rights and remedies by reason of any breach of this Agreement occurring prior to such termination. Notwithstanding anything in this Agreement to the contrary, if, on the Closing Date, Purchaser (i) has complied with all of the conditions to Closing contained in Article V, (ii) has notified Sellers of its intention to consummate the transactions contemplated under this Agreement, and (iii) is ready and able to pay Sellers the Purchase Price and furnishes evidence to that effect to Sellers, and if the Closing does not then occur due to the refusal of Sellers to so consummate the transactions contemplated under this Agreement, Purchaser will be entitled to specifically enforce the terms of this Agreement in a court of competent jurisdiction, it being acknowledged that monetary damages due Purchaser in such case cannot be adequately determined at law.

                                  ARTICLE VIII
                                  ------------

                           SURVIVAL OF REPRESENTATIONS
                           ---------------------------
                    AND WARRANTIES; INDEMNIFICATION; DISPUTES
                    -----------------------------------------

       8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding the Closing of the transactions contemplated under this Agreement, or any investigation made by or on behalf of Sellers or Purchaser, the representations and warranties of Thompson and Purchaser contained in this Agreement or in any certificate, Schedule, chart, list, letter, compilation or other document furnished or to be furnished pursuant to this Agreement, will survive the Closing and continue with full force and effect until December 31, 1998, except that (i) the representations and warranties of Thompson contained in Sections 2.4, 2.12 and 2.28 with respect to title to Shares, tax matters and employee benefit matters shall survive for so long as any applicable statute of limitations has not expired, been suspended or been waived or extended, and for thirty (30) days thereafter, and (ii) the representations and warranties of Thompson contained in Section 2.29 with respect to environmental matters shall survive for a period of five (5) years from the Closing Date. However, as to any breach of, or misstatement in, any such representation or warranty as to which Purchaser has filed a claim against Thompson on or prior to the expiration of the applicable period, as above set forth, the same will continue to survive beyond said period, but only as to the matters contained in such claim.

         8.2 THOMPSON'S INDEMNIFICATION. Thompson shall indemnify and save harmless Purchaser and its subsidiaries, shareholders, directors, officers, employees and agents from any and all costs, expenses, losses, damages and liabilities incurred or suffered, directly or indirectly, by any of them (including, without limitation, reasonable legal fees and expenses) resulting from or attributable to (a) the breach of, or misstatement in, any one or more of the representations or warranties of Thompson made in or pursuant to this Agreement, (b) any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one or more of the representations or warranties of Thompson made in or pursuant to this Agreement, or (c) any defect in any product manufactured, shipped or installed by the Corporation prior to the Closing. At the sole option of Thompson, any of Thompson's liability under this Section 8.2 may be discharged by (i) set-off against amounts due to Thompson pursuant to the Subordinated Note; (ii) in the event the Subordinated Note is no longer outstanding, re-payment of Thompson's Purchaser Common Stock to Purchaser; or (iii) payment of cash; in the amount of such liability. In the event all or any portion of liability incurred under this
Section 8.2 is satisfied by payment in the form of Purchaser Common Stock, such payment shall be valued at the Fair Market Value (as defined below in this Section) of such Purchaser Common Stock at the time such liability is discharged.

       For purposes of this Section 8.2, "Fair Market Value" means, in respect of any share of Purchaser Common Stock as of any time, (A) if the applicable Purchaser Common Stock shall not then be Publicly Traded, the fair market value per share of the Purchaser Common Stock as at such date as determined by an appraisal of such Purchaser Common Stock by an appraiser mutually acceptable to Purchaser and Sellers or (B) if Purchaser Common Stock are then Publicly Traded, the average of the reported last sales prices of such Purchaser Common Stock for the thirty (30) consecutive Trading Days commencing forty (40) Trading Days before the date in question. The reported last sales price for each day shall be the reported last sales price, regular way (and if no such sales take place on any day, such day shall not be a Trading Day), as reported on the NYSE Composite Tape or, if the applicable Purchaser Common Stock are not listed or admitted to trading on the NYSE at such time, in the principal consolidated or composite transaction reporting system on the principal national securities exchange on which such Purchaser Common Stock are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market or, if such security is not quoted on the NASDAQ National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for the security on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such date as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Directors of Purchaser. As used herein, the term "Trading Day" means a day on which the NYSE, each national securities exchange on which the applicable Purchaser Common Stock are listed and the NASDAQ National Market are open for business. Purchaser Common Stock shall be considered to be "Publicly Traded" as of any date if on such date such Purchaser Common Stock is listed for trading on a national securities exchange or traded in the over-the-counter market and quoted in an automated quotation system of the National Association of Securities Dealers, Inc.

       8.3 DEFENSE OF CLAIM. If Purchaser has received actual notice of any claim asserted or any action or administrative or other proceeding commenced in respect of which claim, action or proceeding indemnity properly may be sought against Thompson pursuant to this Agreement, Purchaser will give notice in writing to Thompson. Within fifteen (15) days after the earlier of (i) receipt of such notice or (ii) receipt of actual notice by Thompson from sources other than Purchaser,

Thompson may give Purchaser written notice of his election to conduct the defense of such claim, action or proceeding at its own expense. If Thompson has given Purchaser such notice of election to conduct the defense, Thompson may conduct the defense at his expense, but Purchaser will nevertheless have the right to participate in the defense, but such participation will be solely at the expense of Purchaser, without a right of further reimbursement. If Thompson has not so notified Purchaser in writing (within the time above provided) of his election to conduct the defense of such claim, action or proceeding, Purchaser may (but need not) conduct (at Thompson's expense) the defense of such claim, action or proceeding. Purchaser may at any time notify Thompson of Purchaser's intention to settle, compromise or satisfy any such claim, action or proceeding (the defense of which Thompson has not previously elected to conduct) and may make such settlement, compromise or satisfaction (at Thompson's expense) unless Thompson notifies Purchaser in writing (within seven (7) days after receipt of such notice of intention to settle, compromise or satisfy) of his election to assume (at his sole expense) the defense of any such claim, action or proceeding and promptly take appropriate action to implement such defense. Any settlement, compromise or satisfaction made by Purchaser, or any such final judgment or decree entered in, any claim, action or proceeding defended only by Purchaser, regardless of the amount or terms, will be deemed to have been consented to by, and will be binding on, Thompson as fully as though he alone had assumed the defense and a final judgment or decree had been entered in such proceeding or action by a court of competent jurisdiction in the amount of such settlement, compromise, satisfaction, judgment or decree. If Thompson has elected under this
Section 8.3 to conduct the defense of any claim, action or proceeding, then Thompson will be obligated to pay the amount of any adverse final judgment or decree rendered with respect to such claim, action or proceeding. If Thompson elects to settle, compromise or satisfy any claim, action or proceeding defended by them, the cost of any such settlement, compromise or satisfaction will be borne entirely by Thompson and may be made only with the consent of Purchaser, such consent not to be unreasonably withheld. Purchaser and Thompson will use all reasonable efforts to cooperate fully with respect to the defense of any claim, action or proceeding covered by this Section 8.3. Notwithstanding anything to the contrary herein, Thompson shall not have the right to assume the defense of any claim, action or proceeding relating to a breach of Section 2.12 hereof, but shall have the right to elect to jointly participate with Purchaser in the defense of any such claim, action or proceeding (but only to the extent such claim, action or proceeding does not relate to a consolidated or combined return of Purchaser) by giving written notice of such election within the time limits described in the second sentence of this Section 8.3.

       8.4 PURCHASER'S INDEMNIFICATION. Purchaser covenants and agrees to indemnify and save harmless Sellers from any and all costs, expenses, losses, damages and liabilities incurred or suffered by Sellers (including reasonable legal fees and costs) resulting from or attributable to the breach of, or misstatement in, any one or more of the representations or warranties of Purchaser made in or pursuant to this Agreement to the same extent as provided in Clauses (a) and (b) of Section 8.2, and in the same manner as provided in
Section 8.3, of this Article VIII.

       8.5    INDEMNIFICATION BASKET.

              (a) Any of the foregoing notwithstanding, no party will have any right to indemnification unless and until and only to the extent that the aggregate damages indemnifiable by the indemnifying party exceed Two Hundred and Fifty Thousand Dollars ($250,000.00).

              (b) Any liability arising from Seller's breach of Section 2.2 and 2.2A hereof shall not be subject to the limitation contained in Sections 8.5(a) or 8.6, and shall be recoverable from the first dollar.

              (c) Notwithstanding any disclosure, the Seller shall, subject to paragraph (a) hereof, indemnify Purchaser for any costs, expenses, losses, damages and liabilities arising from matters disclosed in the Environmental Reports.

8.6 LIMITATION ON INDEMNIFICATION. Any of the foregoing notwithstanding, the aggregate indemnification obligation of Thompson pursuant to this Article VIII shall not exceed Five Million Dollars ($5,000,000.00), and the aggregate indemnification of Purchaser pursuant to this Article VIII shall not exceed Five Million Dollars ($5,000,000). Such limitation shall not apply to indemnities arising from violations of Section 2.2, 2.2A, 2.12 and 2.29.

                                   ARTICLE IX
                                   ----------

                             [INTENTIONALLY DELETED]


                                    ARTICLE X
                                    ---------

                    ASSIGNMENT, THIRD PARTIES, BINDING EFFECT
                    -----------------------------------------

       The rights under this Agreement are not assignable nor are the duties delegable by a party without the written consent of the other party first having been obtained, and any attempted assignment or delegation without such consent will be null and void; provided, however, that Purchaser's rights to indemnification hereunder shall be assignable to its senior lender, subject to any defenses and rights of set-off that Sellers may have hereunder. Nothing contained in this Agreement is intended to convey upon any person or entity, other than the parties hereto and their successors in interest and permitted assigns, any rights or remedies under or by reason of this Agreement unless expressly stated. All covenants, agreements, representations and warranties of the parties contained in this Agreement are binding on and will inure to the benefit of Purchaser, on the one hand and Sellers, on the other, and their respective successors and permitted assigns.

                                   ARTICLE XI
                                   ----------

                                    EXPENSES
                                    --------

       Purchaser, on the one hand, and Sellers, on the other, will bear their own respective expenses, including, without limitation, counsel and accountants' fees, in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement, provided, however, that upon the Closing, the Corporation shall bear and pay up to a maximum of One Hundred Fifty-Seven Thousand Five Hundred Dollars ($157,500.00) of such expenses of Sellers.

                                   ARTICLE XII
                                   -----------

                                     NOTICES
                                     -------

       All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

         To Purchaser:      Waterlink, Inc.
                            4100 Holiday Street, N.W.
                            Canton, Ohio  44702
                            Facsimile No.: (330) 649-4008
                            Attention:  Chet S. Ross, President and Chief
                                        Executive Officer

         With a copy to:    Benesch, Friedlander,
                              Coplan & Aronoff LLP
                            2300 BP America Building
                            200 Public Square
                            Cleveland, Ohio 44114
                            Facsimile No.: (216) 363-4588
                            Attention: Ira C. Kaplan

         To Sellers:        Philip A. Thompson
                            c/o Hycor Corporation
                            29850 N. Highway 41
                            Lake Bluff, Illinois 60044
                            Facsimile No.: 847/473-0477

                            and

                            LaSalle National Bank, not in its
                            individual or corporate capacity,
                            but solely as Trustee of the
                            Hycor Corporation Employee
                            Stock Ownership Trust
                            135 S. LaSalle Street
                            Chicago, IL  60606
                            Facsimile No.: 312/904-2236
                            Attention:  Jeffrey S. Schiedemeyer

         With a copy to:    Wildman, Harrold, Allen & Dixon
                            225 West Wacker Drive
                            Chicago, Illinois 60606-1229
                            Facsimile No.: 312/201-2555
                            Attention: David J. Fischer

                            and

                            Seyfarth Shaw Fairweather & Geraldson
                            55 East Monroe Street
                            Suite 4200
                            Chicago, IL  60603
                            Facsimile No.: 312/269-8869
                            Attention: Marilyn H. Marchetti



                                  ARTICLE XIII
                                  ------------

                             REMEDIES NOT EXCLUSIVE
                             ----------------------

       No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every remedy given under this Agreement or now or subsequently existing, at law or in equity, by statute or otherwise. The election of any one or more remedies by Purchaser or Sellers will not constitute a waiver of the right to pursue other available remedies.

                                   ARTICLE XIV
                                   -----------

                                 NON-COMPETITION
                                 ---------------

       14.1   NON-COMPETITION AGREEMENT.

              (a) For a period of five (5) years from and after the Closing Date, but as to clauses (iv) and (v) at any time after the Closing Date, Thompson will not, directly or indirectly:

                     (i) engage in, carry on, be employed by or have any interest in a business substantially similar to the business as carried on by the Corporation or any of its Subsidiaries on the Closing Date;

                     (ii) enter into, engage in, or be employed by or consult with any business in competition with the Corporation or any of its Subsidiaries on matters substantially similar to the business as carried on by the Corporation or any of its Subsidiaries on the Closing Date;

                     (iii) employ, assist in employing or otherwise associate in business with any present, former or future employee of the Corporation or any of its Subsidiaries now or subsequently existing until a period of at least two (2) years has expired since such employee was employed by the Corporation;

                     (iv) induce any person who is a present or future employee, officer, agent or affiliate of the Corporation or any of its Subsidiaries now or subsequently existing to terminate the relationship; and

                     (v) induce any supplier or any other party with whom the Corporation or any of its Subsidiaries does business to refuse to do business with the Corporation or such Subsidiary on as favorable terms as previously done with the Corporation.

The prohibitions in clauses (i) and (ii) will apply only to any place or location in which Purchaser or any of its subsidiaries or affiliates currently does business or is actively contemplating doing business. Thompson acknowledges that the length of time and geographic restriction pertaining to all prohibitions in this Subsection (a) both are reasonable and necessary for the legitimate protection of Purchaser's business and interests.

              (b) Thompson expressly agrees and understands that the remedy at law for any breach by Thompson of this Article XIV will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of Thompson's violation of this Article XIV, Purchaser will be entitled, among other remedies, to immediate injunctive relief and may obtain a temporary restraining order restraining any threatened or further breach. Nothing in this subsection (b) will be deemed to limit Purchaser's remedies at law or in equity for any breach by Thompson of any of the provisions of this Agreement which may be pursued or availed of by Purchaser.

              (c) In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in this Section 14.1 is unreasonable, arbitrary or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy may be enforced.

              (d) In the event Thompson violates any legally enforceable provision of this Section 14.1 as to which there is a specific time period during which Thompson is prohibited from taking certain actions or engaging in certain activities, then, in such event the violation will toll the running of the time period from the date of the violation until the violation ceases.

       14.2 DISCLOSURE OF CONFIDENTIAL INFORMATION. Except as may be required by law or necessary in connection with any dealings with any public agency or authority, from and after the Closing Date, Sellers will not disclose, disseminate, divulge, discuss, copy or otherwise use or suffer to be used, in competition with, or harmful to the interests of, the Corporation or any of its Subsidiaries, any information (written or oral), documents, lists or other data of or respecting any aspect of the business being acquired by Purchaser from Sellers under this Agreement.

                                   ARTICLE XV
                                   ----------

                                  MISCELLANEOUS
                                  -------------

       15.1 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same document.

       15.2 CAPTIONS AND SECTION HEADINGS. Captions and section headings are for convenience only, are not a part of this Agreement and may not be used in construing it.

       15.3 WAIVERS. Any failure by any of the parties to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived by the other party or parties,

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



but any such waiver will not be deemed a waiver of any other obligation, agreement or condition contained herein.

       15.4 RIGHT OF INSPECTION. From and after the date of this Agreement to the Closing Date, Sellers will give to Purchaser and its counsel, accountants and other representatives, full access during normal business hours to the offices, properties, agreements, records and affairs of the Corporation, and will furnish copies of all Contracts and other instruments as Purchaser or its counsel may reasonably request. Such investigation will not affect the warranties and representations of Sellers under this Agreement. All such information will be treated confidentially and will be used only for the purposes intended. If the transactions contemplated under this Agreement do not take place, all documents and other property of the Corporation or Sellers will be returned and all disclosures and information given to Purchaser as contemplated under this Agreement will be treated as confidential and not disclosed to others unless disclosed publicly by Sellers or other third parties without fault on the part of Purchaser, or unless otherwise required by law.

       15.5 AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS. Each of the parties agrees to cooperate in the effectuation of the transactions contemplated under this Agreement and to execute any and all additional documents and to take such additional action as is reasonably necessary or appropriate for such purposes.

       15.6 ENTIRE AGREEMENT. This Agreement, including any certificate, schedule, exhibit or other document delivered pursuant to its terms, constitutes the entire agreement between the parties. There are no verbal agreements, representations, warranties, undertakings or agreements between the parties, and this Agreement may not be amended or modified in any respect, except by a written instrument signed by the parties to this Agreement.

       15.7 GOVERNING LAWS. This Agreement is to governed by and construed in accordance with the internal laws of the State of Illinois, without regard to the conflicts of laws principles of the State of Illinois.

       15.8 KNOWLEDGE. All references to "knowledge" or "best knowledge" of a party, or "known to" a party means the actual knowledge of a party after reasonable inquiry.

       15.9 PRESS RELEASES. Prior to the Closing, neither party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated under this Agreement without the prior consent of the other party first obtained; provided, however, that nothing in this Agreement will prohibit either party from issuing or causing publication of any press release or public announcement to the extent that such party determines, on advice of counsel, that such action is required by law, in which case the party making such

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



determination will, if practicable under the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

       15.10 RELEASE OF GUARANTY. On or prior to December 31, 1997, Thompson will cause the Corporation to be released from its obligations under the Guaranty dated March 21, 1996 delivered by the Corporation in favor of Shriners Hospitals for Crippled Children, a wholly charitable Colorado corporation.

       15.11 ESOP PLAN TRUSTEE. Purchaser shall not elect, nominate or insert any replacement trustee for the ESOP Plan which is not an institution of similar experience, expertise or qualifications as the existing trustee for the ESOP Plan.

                                    * * * * *

       IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                         WATERLINK, INC.

                        By: /s/ Michael J. Vantusko
                           -----------------------------------------------------
                        Its: Chief Financial Officer
                           -----------------------------------------------------
                                                   "PURCHASER"


                                        /s/ Philip A. Thompson
                                        ------------------------------------
                                        Philip A. Thompson



                                        Hycor Corporation Employee Stock
                                        Ownership Trust

                        By LaSalle National Bank, not in its
                        individual or corporate capacity, but solely as Trustee of the Hycor Corporation
                        Employee Stock Ownership Trust


                        By: /s/ Jeff Schiedemeyer
                           -----------------------------------------------------
                        Its: Vice President
                           -----------------------------------------------------
                                                   "SELLERS"




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